                                                                     EXHIBIT 4.3

                                 CONSILIUM, INC.
                              AMENDED AND RESTATED
                    1990 OUTSIDE DIRECTORS STOCK OPTION PLAN


           1. Purpose. The Consilium, Inc. 1990 Outside Directors Stock Option Plan (the "Prior Plan") was established effective as of January 17, 1990 (the "Effective Date") to create additional incentive for the outside directors of Consilium, Inc. and any successor corporation thereto (collectively referred to as the "Company") to promote the financial success and progress of the Company. The Prior Plan was amended and restated effective as of April 29, 1992 to provide for annual grants of immediately exercisable options; and was amended and restated again as of February 9, 1993 in the form set forth herein (the "Plan").

           2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any options granted under the Plan (an "Option") shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option. All Options shall be nonqualified stock options. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

           3. Eligibility and Type of Option. The Options may be granted only to directors of the Company who are not employees of the Company or any present or future parent and/or subsidiary corporations of the Company. Options granted to eligible directors of the Company ("Outside Directors") shall be nonqualified stock options; that is, options which are not treated as having been granted under section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Code.

           4. Shares Subject to Option. Options shall be options for the purchase of the authorized but unissued common stock of the Company (the "Stock"), subject to adjustment as provided in paragraph 8 below. The maximum number of shares of Stock which may be issued under the Plan shall be 150,000 shares. In the event that any outstanding Option for any reason expires or is terminated and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subjected to an Option. Notwithstanding the foregoing, any such shares shall be made subject to a new Option only if the grant of such new Option and the issuance of such shares pursuant to such new Option would not cause the Plan or any Option granted under the Plan to contravene Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as amended from time to time or any successor rule or regulation ("Rule 16b-3").

           5. Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the Effective Date.

           6. Terms, Conditions and Forms of Options. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in substantially the two forms attached hereto as Exhibit A and Exhibit B, respectively, and incorporated herein by reference (the "Option Agreements"), and shall comply with and be subject to the following terms and conditions:

            (a) Automatic Grant of Options. Subject to execution by each Outside Director of the appropriate Option Agreement:

                (i) Each Outside Director who first serves on the Board after the Effective Date shall be granted an Option to purchase fifteen thousand (15,000) shares of Stock upon the first date of service.

                (ii) In addition to any other grant made to an Outside Director under the Plan, an Outside Director shall be granted an immediately exercisable Option to purchase shares of Stock in an amount equal to two thousand five hundred (2,500) times the number of full years of service of such Outside Director during the period from October 31, 1990 through the date of the 1993 Annual Meeting of Stockholders.

                (iii) In addition to any other grant made to an Outside Director under the Plan, an Outside Director shall be granted an immediately exercisable Option to purchase two thousand five hundred (2,500) shares of Stock on the date of the first meeting of the Board of Directors in each successive fiscal year commencing in fiscal 1994, provided that if an Outside Director has served less than one full year at the date of grant, such director's grant will be pro-rated to the number of shares (rounded to the nearest hundred shares) equal to 2,500 divided by twelve and multiplied by the number of full months of service by such director on the date of grant.

                (iv) Notwithstanding the foregoing, any Outside Director may elect not to receive an Option granted pursuant to this paragraph 6(a) by delivering written notice of such election to the Board (1) in the case of an initial Option grant, no later than the date upon which such Outside Director commences service on the Board, or (2) in the case of an Option grant pursuant to paragraph 6(a)(iii), no later than six (6) months prior to the date of such first meeting of the fiscal year.

            (b) Option Price. The option price per share for an Option shall be the fair market value, as determined by the average of the high and low prices of a sale of a share of Stock on the National Association of Securities Dealers Automated Quotations system (the "NASDAQ System") or other national securities exchange, on the date of the granting of the Option. If the date of the granting of the Option does not fall on a day on which the Company's Stock is trading on the NASDAQ System or other national securities exchange, the date on which the option price per share shall be established shall be the last day on which the

Company's Stock was so traded prior to the date of the granting of the Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of section 424(a) of the Code.

            (c) Exercise Period of Options. Any Option granted hereunder shall be exercisable for a term of ten (10) years.

            (d) Payment of Option Price. Payment of the option price for the number of shares of Stock being purchased pursuant to any Option shall be made in cash, by check or in cash equivalent.

            (e) Shareholder Approval. Any Option granted pursuant to the Plan under section 6(a)(ii) or (iii) shall be subject to obtaining shareholder approval of the Plan at the first annual meeting of shareholders after the adoption of such provision.

         7. Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the Option Agreements, either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended form or forms of stock option agreement shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company's right to repurchase any unvested shares of Stock acquired by the Optionee on exercise of an Option in the event such Optionee's service as a director of the Company is terminated for any reason.

         8. Effect of Change in Stock Subject to Plan. Appropriate adjustments shall be made in the number and class of Stock subject to the Plan and to any outstanding Options and in the option price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company.

         9. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company.

            (a) the sale or exchange by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

            (b) a merger in which the Company is not the surviving corporation;
or

            (c) the sale of all or substantially all of the Company's assets (other than a sale or transfer to a subsidiary of the Company). In the event of a Transfer of Control, any unexercisable and/or unvested portion of the outstanding Options shall be immediately exercisable and vested as of a date prior to the Transfer of Control, as the Board so determines. The exercise and/or vesting of any Option that was permissible solely by reason of this paragraph 9 shall be conditioned upon the consummation of the Transfer of Control. Any Options which are not exercised as of the date of the Transfer of Control shall terminate effective as of the date of the Transfer of Control.

           10. Options Non-Transferable. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

           11. Termination or Amendment of Plan. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that without the approval of the stockholders of the Company, there shall be (a) no increase in the total number of shares of Stock covered by the Plan (except by operation of the provisions of paragraph 8 above) and (b) no expansion in the class of persons eligible to receive Options; and provided further, that the provisions of the Plan addressing eligibility to participate in the Plan and the amount, price and timing of grants of Options shall not be amended more than once every six (6) months, other than to comport to changes in the Code, or the rules thereunder. In addition to the foregoing, the approval of the Company's stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3. In any event, no termination or amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee.

           12. Options Granted Under the Prior Plan. Any Option previously granted by the Company under the Prior Plan shall continue to be governed under the terms of the Prior Plan and the terms of the agreement documenting that Option.

        The undersigned Secretary of the Company hereby certifies that the foregoing is the Amended and Restated Consilium, Inc. 1990 Outside Directors Stock Option Plan as adopted by the Board on February 9, 1993 and amended by the Board through December 16, 1997.



                                        ----------------------------------------
                                        Secretary

                             AMENDMENT NO. 1 TO THE
                                 CONSILIUM, INC.
                              AMENDED AND RESTATED
                    1990 OUTSIDE DIRECTORS STOCK OPTION PLAN

               CONSILIUM, INC., having established the Consilium, Inc. Amended and Restated 1990 Outside Directors Stock Option Plan (the "Plan"), hereby amends the Plan, effective as of December 11, 1998, as follows:

        1.  Section 1 of the Plan is hereby amended in its entirety as follows:

                        1. Term of Plan. In connection with the merger (the
            "Merger") on December 11, 1998 of Consilium, Inc. (the "Company") and Pennsylvania Acquisition Sub, Inc., ("Pennsylvania") a Delaware corporation and a wholly-owned subsidiary of Applied Materials, Inc. ("AMAT"), options ("Options") previously granted to outside directors of the Company ("Outside Directors") under the Consilium, Inc. Amended and Restated 1990 Outside Directors Stock Option Plan (the "Plan") that remain outstanding as of December 11, 1998 (the "Outstanding Options"), have been modified pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 12, 1998 (the "Merger Agreement"), among the Company, Pennsylvania and AMAT, so as to be exercisable only into shares of common stock of AMAT, par value $0.01 per share (the "Stock"), all as set forth in such Merger Agreement and subject to its terms and conditions. Effective as of December 11, 1998, except with respect to the Outstanding Options, the Plan is terminated. Accordingly, no shares of Stock remain available for future grant under the Plan, other than pursuant to the Outstanding Options.

        2.  Section 2 is hereby amended in its entirety to read as follows:

                        2. Administration. The Plan shall be administered by the
            Stock Option and Compensation Committee of the Board of Directors of AMAT. As used throughout this Plan, the "Board" shall mean the Stock Option and Compensation Committee of the Board of Directors of AMAT.

        3.  Section 3 is hereby amended in its entirety to read as follows:

                        3. No Further Option Grants. Effective December 11,
            1998, except with respect to the Outstanding Options, the Plan is terminated. Accordingly, no further Options shall be granted under the Plan. Optionees holding Outstanding Options may continue to exercise such Outstanding Options in accordance with their terms, subject to the terms and conditions of the Merger Agreement.

        4. The first two sentences of Section 4 are hereby replaced with the following:

            AMAT has reserved such number of shares of Stock as are necessary to satisfy the Outstanding Options described in Section 1 of the Plan.

        5. Section 11 is hereby amended by adding the following sentence to the end thereto to read as follows:

            Except with respect to the Outstanding Options, the Plan shall terminate effective as of December 11, 1998.

            IN WITNESS WHEREOF, Consilium, Inc., by the officer identified below, who has been duly authorized by the Board of Directors of the Company, has executed this Amendment No. 1 on the date indicated below.



                                        CONSILIUM, INC.

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                             -----------------------------------



                                        2